Filed Pursuant to Rule 424(b)(2)
Registration No. 333-271038

Prospectus Supplement

June 18, 2024

(To Prospectus dated March 31, 2023)

$325,000,000

Atmos Energy Corporation

5.900% Senior Notes due 2033

This is an offering of $325,000,000 aggregate principal amount of 5.900% Senior Notes due 2033 (the “new notes”). The new notes are an additional issuance of the 5.900% Senior Notes due 2033 (the “existing notes” and together with the new notes, the “notes”) described in our Prospectus Supplement dated October 5, 2023 and issued on October 10, 2023. The new notes will be treated as a single series under the indenture with the $400 million in aggregate principal amount of the existing notes already outstanding and will have the same CUSIP number as, and will trade interchangeably with, the existing notes. The notes will bear interest at the rate of 5.900% per year and will mature on November 15, 2033. We will pay interest on the new notes semi-annually in arrears on May 15 and November 15 of each year they are outstanding, beginning November 15, 2024. We may redeem the notes prior to maturity at our option, at any time in whole or from time to time in part, at the applicable redemption prices described in this prospectus supplement. See “Description of the Notes—Optional Redemption.”

The notes are unsecured senior obligations and rank equally in right of payment with all of our other existing and future unsubordinated debt. The new notes will be issued only in registered form in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system.

Investing in the notes involves risks. See “Risk Factors” on page S-6 of this prospectus supplement.

	Public Offering Price(1)	Underwriting Discount	Proceeds, Before Expenses, to Atmos Energy
Per new note	105.209%	0.650%	104.559%
Total	$341,929,250	$2,112,500	$339,816,750

(1)

Plus accrued interest from, and including, May 15, 2024 (the most recent interest payment date for the existing notes). If settlement occurs on June 21, 2024, the amount of such interest will be $1,917,500 in the aggregate.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the new notes to investors in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking S.A. and/or Euroclear Bank SA/NV, on or about June 21, 2024.

Joint Book-Running Managers

BNP PARIBAS	J.P. Morgan	Wells Fargo Securities	MUFG

Co-Managers

BOK Financial Securities, Inc.	Comerica Securities	Huntington Capital Markets

Colorado-Kansas Division
Denver, CO
Kentucky/Mid-States Division
Franklin, TN
Atmos Energy Corporation
Dallas, TX
West Texas Division
Lubbock, TX
Mississippi Division
Flowood, MS
Mid-Tex Division
Atmos Pipeline–Texas Division
Dallas, TX
Carthage Hub
Waha Hub
Katy Hub
Louisiana Division
Baton Rouge, LA
Atmos Energy Corporation headquarters
Division offices
Natural gas distribution service area
Proprietary storage
Major gas delivery hub

Prospectus Supplement

Prospectus

IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, dated March 31, 2023, which gives more general information, some of which does not apply to this offering. To the extent there is a conflict between the information contained in this prospectus supplement, the information contained in the accompanying prospectus or the information contained in any document incorporated by reference herein or therein, the information contained in the most recent document shall control. This prospectus supplement and the accompanying prospectus are a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using the SEC’s shelf registration rules.

We have not, and the underwriters have not, authorized any other person to provide you with information other than information provided or incorporated by reference in this prospectus supplement, the accompanying prospectus or any free writing prospectus relating to the offering of notes made pursuant to this prospectus supplement. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. See “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in the accompanying prospectus.

Neither Atmos Energy Corporation nor the underwriters are making an offer of these notes in any jurisdiction where the offer is not permitted.

The information contained in or incorporated by reference in this document is accurate only as of the date of this prospectus supplement or the date of such incorporated documents, regardless of the time of delivery of this prospectus supplement or of any sale of notes. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

The terms “we,” “our,” “us,” and “Atmos Energy” refer to Atmos Energy Corporation and its subsidiaries unless the context suggests otherwise. The term the “Company” refers to Atmos Energy Corporation and not its subsidiaries. The term “you” refers to a prospective investor. The abbreviations “Mcf” and “MMBtu” mean thousand cubic feet and million British thermal units, respectively.

S-i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact included in this prospectus supplement and the accompanying prospectus are forward-looking statements made in good faith by us and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. When used in this prospectus supplement and the accompanying prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements relating to our strategy, operations, markets, services, rates, recovery of costs, availability of gas supply and other factors. These risks and uncertainties include the following:

•	federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions;

•	increased federal regulatory oversight and potential penalties;

•	possible increased federal, state and local regulation of the safety of our operations;

•	possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs;

•	the inherent hazards and risks involved in distributing, transporting and storing natural gas;

•	the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services;

•	increased competition from energy suppliers and alternative forms of energy;

•	failure to attract and retain a qualified workforce;

•

natural disasters, terrorist activities or other events and other risks and uncertainties discussed herein or in our reports filed with the SEC, all of which are difficult to predict and many of which are beyond our control;

•	increased dependence on technology that may hinder the Company’s business if such technologies fail;

•

the threat of cyber-attacks or acts of cyber-terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information;

•	the impact of new cybersecurity compliance requirements;

•	adverse weather conditions;

•	the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change;

•	the impact of climate change;

•	the capital-intensive nature of our business;

•	our ability to continue to access the credit and capital markets to execute our business strategy;

•	market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk;

•	the concentration of our operations in Texas;

S-ii

•	the impact of adverse economic conditions on our customers;

•	changes in the availability and price of natural gas;

•	increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements; and

•	other risks and uncertainties discussed in this prospectus supplement, any accompanying prospectus and our other filings with the SEC.

All of these factors are difficult to predict and many are beyond our control. Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, we undertake no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.

For additional factors you should consider, please see “Risk Factors” on page S-6 of this prospectus supplement and “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2023 and March 31, 2024. See also “Incorporation of Certain Documents by Reference” in this prospectus supplement and in the accompanying prospectus.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

You should read the following summary in conjunction with the more detailed information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

Atmos Energy Corporation

Atmos Energy Corporation, headquartered in Dallas, Texas, and incorporated in Texas and Virginia, is the country’s largest natural-gas-only distributor based on number of customers. We safely deliver reliable, affordable, efficient and abundant natural gas through regulated sales and transportation arrangements to over 3.3 million residential, commercial, public authority and industrial customers in eight states located primarily in the South. We also operate one of the largest intrastate pipelines in Texas based on miles of pipe.

We manage and review our consolidated operations through the following reportable segments:

•	The distribution segment is primarily comprised of our regulated natural gas distribution and related sales operations in eight states.

•	The pipeline and storage segment is comprised primarily of the pipeline and storage operations of our Atmos Pipeline—Texas division and our natural gas transmission operations in Louisiana.

Recent Developments

Declaration of Dividend. On May 8, 2024, our Board of Directors declared a quarterly dividend on our common stock of $0.805 per share. The dividend was paid on June 10, 2024 to shareholders of record on May 28, 2024.

Our address is 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, and our telephone number is (972) 934-9227. Our internet website address is www.atmosenergy.com. Information on or connected to our website or any other website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

Summary Financial Data

The following table presents summary consolidated and segment financial data of Atmos Energy Corporation for the periods and as of the dates indicated. We derived the summary financial data for the fiscal years ended September 30, 2023, 2022 and 2021, from our audited consolidated financial statements and derived the summary financial data for the six months ended March 31, 2024 and 2023 from our unaudited condensed consolidated financial statements as of and for the three and six month periods ended March 31, 2024 and 2023. The unaudited condensed consolidated financial statements were prepared on a basis consistent with our audited financial statements, except as stated in the related notes thereto, and include, in the opinion of management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation of our financial condition and results of operations for such periods. Please note that, given the inherent seasonality in our business, the results of operations for six months ended March 31, 2024 presented below are not necessarily indicative of expected results for the entire fiscal year ended September 30, 2024.

The information is only a summary and does not provide all of the information contained in our financial statements. Therefore, you should read the information presented below in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included in our annual report on Form 10-K for the fiscal year ended September 30, 2023, as well as “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited condensed consolidated financial statements and related notes included in our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2023 and March 31, 2024, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Six Months Ended March 31,		Year Ended September 30,
	2024	2023	2023	2022	2021
	(unaudited)		(In thousands, except per share data)
Consolidated Financial Data
Operating revenues	$2,805,694	$3,024,982	$4,275,357	$4,201,662	$3,407,490
Purchased gas cost	$963,164	$1,404,460	$1,452,173	$1,682,656	$1,032,717
Operating expenses	$892,435	$876,698	$1,756,037	$1,598,024	$1,469,775
Operating income	$950,095	$743,824	$1,067,147	$920,982	$904,998
Net income	$743,315	$629,531	$885,862	$774,398	$665,563
Diluted net income per share	$4.93	$4.40	$6.10	$5.60	$5.12
Cash dividends declared per share	$1.61	$1.48	$2.96	$2.72	$2.50
Cash flows provided by (used in) operating activities	$991,873	$2,892,716	$3,459,743	$977,584	$(1,084,251)
Capital expenditures	$1,415,526	$1,415,349	$2,805,973	$2,444,420	$1,969,540

	As of March 31,		As of September 30,
	2024	2023	2023	2022	2021
	(unaudited)		(In thousands)
Total assets	$24,004,640	$21,311,861	$22,516,968	$22,192,989	$19,608,662
Debt
Long-term debt(1)	$7,444,855	$6,553,097	$6,554,133	$5,760,647	$4,930,205
Short-term debt(1)(2)	$1,591	$1,512	$243,501	$2,386,424	$2,400,452
Securitized long-term debt	$81,261	$—	$85,078	$—	$—
Current maturities of securitized long-term debt	$8,001	$—	$9,922	$—	$—

Total debt	$7,535,708	$6,554,609	$6,892,634	$8,147,071	$7,330,657
Shareholder’s equity	$11,618,639	$10,205,205	$10,870,064	$9,419,091	$7,906,889

See footnotes on following page.

	Six Months Ended March 31,		Year Ended September 30,
	2024	2023	2023	2022	2021
	(unaudited)		(In thousands)
Segment Operating Income
Distribution	$706,671	$567,080	$692,626	$604,545	$618,514
Pipeline and storage	$243,424	$176,744	$374,521	$316,437	$286,484

Consolidated	$950,095	$743,824	$1,067,147	$920,982	$904,998

(1)

Long-term debt excludes current maturities. Short-term debt is comprised of current maturities of long-term debt (which includes the current portion of certain finance lease obligations recognized as such in accordance with current accounting standards) and short-term debt.

(2)	We recognize current finance lease obligations within current maturities of long-term debt.

The Offering

Issuer	Atmos Energy Corporation

Notes Offered	$325,000,000 aggregate principal amount of 5.900% senior notes due 2033.

The new notes are an additional issuance of our 5.900% senior notes due 2033 and will be treated as a single series under the indenture with the existing notes and will have the same CUSIP number as, and will trade interchangeably with, the existing notes immediately upon settlement. Upon completion of this offering, $725,000,000 in aggregate principal amount of the notes will be outstanding.

Maturity	The notes will mature on November 15, 2033.

Interest	The new notes will bear interest at the rate of 5.900% per year.

Interest on the new notes will be payable semi-annually in arrears on May 15 and November 15 of each year they are outstanding, beginning on November 15, 2024, and will be payable to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date (whether or not a business day). The interest payment on November 15, 2024 will include accrued interest from, and including, May 15, 2024.

Ranking	The notes will be our unsecured senior obligations. The notes will rank equally in right of payment with all of our existing and future unsubordinated indebtedness and will rank senior in right of payment to any future indebtedness that is subordinated to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness and to the indebtedness and liabilities of our subsidiaries.

Optional Redemption	We may redeem the notes at any time in whole, or from time to time in part, prior to August 15, 2033, at the “make-whole” redemption price described in this prospectus supplement. We also have the option at any time on or after August 15, 2033 (which is the date that is three months prior to the maturity date of the notes) to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus, in each case, accrued and unpaid interest, if any, to, but excluding, the redemption date as described in “Description of the Notes—Optional Redemption,” beginning on page S-14 of this prospectus supplement.

Covenants of the Indenture	We will issue the new notes under an indenture, which will, among other things, restrict our ability to create liens and to enter into sale and leaseback transactions. See “Description of Debt Securities—Covenants” beginning on page 10 of the accompanying prospectus.

Use of Proceeds

We estimate that our net proceeds from this offering, after deducting the underwriting discount and estimated offering expenses payable by us and excluding amounts paid by the purchasers with respect to interest deemed to have accrued on the new notes from, and including, May 15, 2024 to the closing date of the offering, will be approximately $338.9 million. We intend to use the net proceeds from this offering for general corporate purposes. See “Use of Proceeds” on page S-7 of this prospectus supplement.

Trustee	U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association.

Risk Factors	Investing in the notes involves risks. See “Risk Factors” on page S-6 of this prospectus supplement and other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of the factors you should consider carefully before deciding to invest in the notes.

RISK FACTORS

Investing in the notes involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of the notes. These risks and uncertainties include those described in the risk factors and other sections of the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, including “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023. You should carefully consider these risks and uncertainties and all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before you invest in the notes.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $338.9 million, after deducting the underwriting discount and estimated offering expenses payable by us and excluding amounts paid by the purchasers with respect to interest deemed to have accrued on the new notes from, and including, May 15, 2024 to the closing date of the offering. We intend to use the net proceeds from this offering for general corporate purposes.

CAPITALIZATION

The following table presents our cash and cash equivalents, short-term debt and capitalization as of March 31, 2024, on an actual basis and as adjusted to reflect the issuance of notes in this offering and the use of proceeds therefrom as described under “Use of Proceeds”. You should read this table in conjunction with the section entitled “Use of Proceeds” and our condensed consolidated financial statements and related notes included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024, which is incorporated by reference in this prospectus supplement.

	As of March 31, 2024
	Actual	As Adjusted
	(unaudited)
	(In thousands, except share data)
Cash and cash equivalents	$262,497	$601,446

Short-term debt
Current maturities of long-term debt (1)	$1,591	$1,591
Current maturities of securitized long-term debt	8,001	8,001

Total short-term debt (1)	$9,592	$9,592

Long-term debt, less current portion	$7,444,855	$7,783,804
Securitized long-term debt, less current portion	$81,261	$81,261

Shareholders’ equity
Common stock, no par value (stated at $.005 per share); 200,000,000 shares authorized; 150,874,552 shares issued and outstanding, actual and as adjusted	$754	$754
Additional paid-in capital	6,953,761	6,953,761
Retained earnings	4,168,424	4,168,424
Accumulated other comprehensive income	495,700	495,700

Shareholders’ equity	11,618,639	11,618,639

Total capitalization (2)	$19,144,755	$19,483,704

(1)	Includes finance lease obligations recognized as current maturities of long-term debt in accordance with current accounting standards.
(2)	Total capitalization excludes the current portion of long-term debt and other short-term debt.

BUSINESS

Overview

Atmos Energy Corporation, headquartered in Dallas, Texas, and incorporated in Texas and Virginia, is the country’s largest natural-gas-only distributor based on number of customers. We safely deliver reliable, efficient and abundant natural gas through regulated sales and transportation arrangements to over 3.3 million residential, commercial, public authority and industrial customers in eight states located primarily in the South. We also operate one of the largest intrastate pipelines in Texas based on miles of pipe.

Operating Segments

We manage and review our consolidated operations through the following reportable segments:

•	The distribution segment is primarily comprised of our regulated natural gas distribution and related sales operations in eight states.

•	The pipeline and storage segment is comprised primarily of the pipeline and storage operations of our Atmos Pipeline-Texas division (“APT”) and our natural gas transmission operations in Louisiana.

Distribution Segment Overview

The following table summarizes key information about our six regulated natural gas distribution divisions as of September 30, 2023, presented in order of total rate base.

Division	Service Areas	Communities Served	Customer Meters
Mid-Tex	Texas, including the Dallas/Fort Worth Metroplex	550	1,856,356
Kentucky/Mid-States	Kentucky	220	185,630
	Tennessee		165,267
	Virginia		25,083
Louisiana	Louisiana	270	378,483
West Texas	Amarillo, Lubbock, Midland	80	330,490
Mississippi	Mississippi	110	273,586
Colorado-Kansas	Colorado	170	129,197
	Kansas		142,292

We operate in our service areas under terms of non-exclusive franchise agreements granted by the various cities and towns that we serve. At September 30, 2023, we held 1,021 franchises having terms generally ranging from five to 35 years. A significant number of our franchises expire each year, which require renewal prior to the end of their terms. Historically, we have successfully renewed these franchises and believe that we will continue to be able to renew our franchises as they expire.

Revenues in this operating segment are established by regulatory authorities in the states in which we operate. These rates are intended to be sufficient to cover the costs of conducting business, including a reasonable return on invested capital. In addition, we transport natural gas for others through our distribution systems.

Rates established by regulatory authorities often include cost adjustment mechanisms for costs that (i) are subject to significant price fluctuations compared to our other costs, (ii) represent a large component of our cost of service and (iii) are generally outside our control.

Purchased gas cost adjustment mechanisms represent a traditional and common form of cost adjustment mechanism. Purchased gas cost adjustment mechanisms provide a method of recovering purchased gas costs on an ongoing basis without filing a rate case because they provide a dollar-for-dollar offset to increases or decreases in the cost of natural gas. Therefore, although substantially all of our distribution operating revenues fluctuate with the cost of gas that we purchase, distribution operating income is generally not affected by fluctuations in the cost of gas.

Additionally, some jurisdictions have performance-based ratemaking adjustments to provide incentives to minimize purchased gas costs through improved storage management and use of financial instruments to reduce volatility in gas costs. Under the performance-based ratemaking adjustments, purchased gas costs savings are shared between the Company and its customers.

Our rate strategy focuses on reducing or eliminating regulatory lag, obtaining adequate returns and providing stable, predictable margins, which benefit both our customers and the Company. As a result of our ratemaking efforts in recent years, Atmos Energy has:

•	Formula rate mechanisms in place in four states that provide for an annual rate review and adjustment to rates.

•

Infrastructure programs in place in all of our states that provide for an annual adjustment to rates for qualifying capital expenditures. Through our annual formula rate mechanisms and infrastructure programs, we have the ability to recover approximately 90 percent of our capital expenditures within six months and substantially all of our capital expenditures within twelve months.

•

Authorization in tariffs, statute or commission rules that allows us to defer certain elements of our cost of service such as depreciation, ad valorem taxes and pension costs, until they are included in rates.

•	Weather normalization adjustment mechanisms in seven states that serve to minimize the effects of weather on approximately 96 percent of our distribution residential and commercial revenues.

•	The ability to recover the gas cost portion of bad debts in five states which represents approximately 80 percent of our distribution residential and commercial revenues.

Pipeline and Storage Segment Overview

Our pipeline and storage segment consists of the pipeline and storage operations of APT and our natural gas transmission operations in Louisiana. APT is one of the largest intrastate pipeline operations in Texas with a heavy concentration in the established natural gas-producing areas of central, northern and eastern Texas, extending into or near the major producing areas of the Barnett Shale, the Texas Gulf Coast and the Permian Basin of West Texas. Through its system, APT provides transportation and storage services to our Mid-Tex Division, other third party local distribution companies, industrial and electric generation customers, marketers and producers. As part of its pipeline operations, APT owns and operates five underground storage facilities in Texas.

Revenues earned from transportation and storage services for APT are subject to traditional ratemaking governed by the Railroad Commission of Texas. Rates are updated through periodic filings made under Texas’ Gas Reliability Infrastructure Program (“GRIP”). GRIP allows us to include in our rate base annually approved capital costs incurred in the prior calendar year provided that we file a complete rate case at least once every five years; the most recent of which was filed in May 2023. APT’s existing regulatory mechanisms allow certain transportation and storage services to be provided under market-based rates.

Our natural gas transmission operations in Louisiana are comprised of a 21-mile pipeline located in the New Orleans, Louisiana area that is primarily used to aggregate gas supply for our distribution division in Louisiana under a long-term contract and, on a more limited basis, to third parties. The demand fee charged to our Louisiana distribution division for these services is subject to regulatory approval by the Louisiana Public Service Commission. We also manage two asset management plans that serve distribution affiliates of the Company, which have been approved by applicable state regulatory commissions. Generally, these asset management plans require us to share with our distribution customers a significant portion of the cost savings earned from these arrangements.

Other Regulation

We are regulated by various state or local public utility authorities. We are also subject to regulation by the United States Department of Transportation with respect to safety requirements in the operation and maintenance of our transmission and distribution facilities. In addition, our operations are also subject to various state and federal laws regulating environmental matters. From time to time, we receive inquiries regarding various environmental matters. We believe that our properties and operations comply with, and are operated in conformity with, applicable safety and environmental statutes and regulations. There are no administrative or judicial proceedings arising under environmental quality statutes pending or known to be contemplated by governmental agencies which would have a material adverse effect on us or our operations. The Pipeline and Hazardous Materials Safety Administration (“PHMSA”), within the U.S. Department of Transportation, develops and enforces regulations for the safe, reliable and environmentally sound operation of the pipeline transportation system. The PHMSA pipeline safety statutes provide for states to assume safety authority over intrastate natural gas transmission and distribution gas pipelines. State pipeline safety programs are responsible for adopting and enforcing the federal and state pipeline safety regulations for intrastate natural gas transmission and distribution pipelines.

The Federal Energy Regulatory Commission (“FERC”) allows, pursuant to Section 311 of the Natural Gas Policy Act (“NGA”), gas transportation services through our APT assets “on behalf of” interstate pipelines or local distribution companies served by interstate pipelines, without subjecting these assets to the jurisdiction of the FERC under the NGA. Additionally, the FERC has regulatory authority over the use and release of interstate pipeline and storage capacity. The FERC also has authority to detect and prevent market manipulation and to enforce compliance with FERC’s other rules, policies and orders by companies engaged in the sale, purchase, transportation or storage of natural gas in interstate commerce. We have taken what we believe are the necessary and appropriate steps to comply with these regulations.

The SEC and the Commodity Futures Trading Commission, pursuant to the Dodd-Frank Act, established numerous regulations relating to U.S. financial markets. We enacted procedures and modified existing business practices and contractual arrangements to comply with such regulations.

Competition

Although our regulated distribution operations are not currently in significant direct competition with any other distributors of natural gas to residential and commercial customers within our service areas, we do compete with other natural gas suppliers and suppliers of alternative fuels for sales to industrial customers. We compete in all aspects of our business with alternative energy sources, including, in particular, electricity. Electric utilities offer electricity as a rival energy source and compete for the space heating, water heating and cooking markets. Promotional incentives, improved equipment efficiencies and promotional rates all contribute to the acceptability of electrical equipment. The principal means to compete against alternative fuels is lower prices, and natural gas historically has maintained its price advantage in the residential, commercial and industrial markets.

Our pipeline and storage operations have historically faced competition from other existing intrastate pipelines seeking to provide or arrange transportation, storage and other services for customers. In the last few years, several new pipelines have been completed, which has increased the level of competition in this segment of our business.

Distribution, Transmission and Related Assets

At September 30, 2023, in our distribution segment, we owned an aggregate of 73,689 miles of underground distribution and transmission mains throughout our distribution systems. These mains are located on easements or rights-of-way. We maintain our mains through a program of continuous inspection and repair and believe that our system of mains is in good condition. Through our pipeline and storage segment we owned 5,645 miles of gas transmission lines.

Storage Assets

We own underground gas storage facilities in several states to supplement the supply of natural gas in periods of peak demand. At September 30, 2023, the underground gas storage facilities of our distribution segment had a working capacity of 13,103,562 Mcf and a maximum daily delivery capacity of 207,796 Mcf, with the underground gas storage facilities of our pipeline and storage segment having a working capacity of 53,494,589 Mcf and a maximum daily delivery capacity of 2,516,000 Mcf.

Additionally, we contract for storage service in underground storage facilities on many of the interstate pipelines serving us to supplement our proprietary storage capacity. The amount of our contracted storage capacity can vary from time to time. At September 30, 2023, we had contracted storage capacity as follows: (i) distribution segment—maximum quantity of 33,413,242 million MMBtu and a maximum daily withdrawal quantity of 1,145,541 MMBtu and (ii) pipeline and storage segment—maximum storage quantity of 1,000,000 MMBtu and a maximum daily withdrawal quantity of 47,500 MMBtu.

For more information on our storage assets, see “Item 2. Properties” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2023.

DESCRIPTION OF THE NOTES

We have summarized certain provisions of the 5.900% Senior Notes due 2033 (the “new notes”) below. The new notes constitute a series of the debt securities described in the accompanying prospectus. The new notes will be issued under an indenture dated March 26, 2009 (the “indenture”) entered into with U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee.

The following description of certain terms of the notes and certain provisions of the indenture in this prospectus supplement supplements the description under “Description of Debt Securities” in the accompanying prospectus and, to the extent it is inconsistent with that description, replaces the description in the accompanying prospectus. This description is only a summary of the material terms and does not purport to be complete. We urge you to read the indenture, which we have filed with the SEC, because it, and not the description below and in the accompanying prospectus, will define your rights as a holder of the notes. We have filed the indenture as an exhibit to our current report on Form 8-K that was filed with the SEC on March 26, 2009. You may obtain a copy of the indenture from us without charge. See “Where You Can Find More Information” in the accompanying prospectus.

General

The new notes to be offered hereby are an additional issuance of the $400 million aggregate principal amount of our 5.900% Senior Notes due 2033 (the “existing notes” and together with the new notes, the “notes”) under the indenture. The new notes will have the same terms as the existing notes. The new notes and the existing notes will be treated as a single series under the indenture, including for the purpose of determining whether the required percentage of holders of the notes have given their approval or consent to an amendment or waiver or joined in directing the trustee to take certain actions on behalf of the holders of the notes. Upon completion of this offering, $725,000,000 in aggregate principal amount of the notes will be outstanding. We may, at any time, without the consent of the holders of the notes, issue additional notes having the same ranking, interest rate, maturity and other terms (except for the issue date, public offering price and, if applicable, the first interest payment date) as the notes. Any such additional notes, together with the existing notes and the new notes being offered by this prospectus supplement, will constitute a single series of notes under the indenture.

The notes will be unsecured and unsubordinated obligations of Atmos Energy. Any secured debt that we may have from time to time will have a prior claim with respect to the assets securing that debt. As of March 31, 2024, we had $89.3 million of secured debt outstanding. The notes will rank equally in right of payment with all of our other existing and future unsubordinated debt and will rank senior in right of payment to any future indebtedness that is subordinated to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness and to the indebtedness and liabilities of our subsidiaries. The notes are not guaranteed by, and are not the obligation of, any of our subsidiaries. The notes will not be listed on any securities exchange or quoted on any automated quotation system.

The new notes will be issued in book-entry form as one or more global notes registered in the name of the nominee of The Depository Trust Company, or DTC, which will act as a depository, in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. Beneficial interests in book-entry notes will be shown on, and transfers of the notes will be made only through, records maintained by DTC and its participants.

Payment of Principal and Interest

The notes will mature on November 15, 2033 and bear interest at the rate of 5.900% per year.

We will pay interest on the new notes semi-annually in arrears on May 15 and November 15 of each year they are outstanding, beginning November 15, 2024.

Interest on the new notes will accrue from May 15, 2024. The interest payment on November 15, 2024 will include accrued interest from, and including, May 15, 2024 to November 15, 2024. We will pay interest computed on the basis of a 360-day year of twelve 30-day months.

We will pay interest on the notes in immediately available funds to the persons in whose names such notes are registered at the close of business on the May 1 and November 1 immediately preceding the applicable interest payment date.

Optional Redemption

Prior to the Par Call Date (as defined below), we may, at our option, redeem the notes, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued to the date of redemption, and

•	100% of the principal amount of the notes to be redeemed;

plus, in each case, accrued and unpaid interest on the principal amount of the notes being redeemed to the redemption date.

On or after the Par Call Date, we may, at our option, redeem the notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon, if any, to, but not including, the redemption date.

Definitions. Following are definitions of the terms used in the optional redemption provisions discussed above.

“Par Call Date” means August 15, 2033, which is the date that is three months prior to the maturity date of the notes.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

We shall determine the Treasury Rate after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) – H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, we shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

In the case of a partial redemption of the notes, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $2,000 or less will be redeemed in part. If any note is redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. For so long as the notes are held by DTC (or another depository), the redemption of the notes shall be done in accordance with the policies and procedures of the depository. Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depository’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed. Unless we default in payment of the redemption price, on or after the redemption date, interest will cease to accrue on the notes or portions thereof called for redemption.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

For the avoidance of doubt, neither the trustee nor any paying agent shall be responsible for performing any calculations or selections in connection with any optional redemption.

No Mandatory Redemption

We will not be required to redeem the notes before maturity.

No Sinking Fund

We will not be required to make any sinking fund payments with regard to the notes.

Restricted Subsidiaries

As of the date of this prospectus supplement, none of our subsidiaries would be considered a Restricted Subsidiary under the terms of the indenture.

Reports

We will:

(1)

file with the trustee, within 30 days after we have filed the same with the SEC, unless such reports are available on the SEC’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe), which we may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended; or, if we are not required to file information, documents or reports pursuant to either of such Sections, then we shall file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2)

file with the trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by us with the conditions and covenants of the indenture as may be required from time to time by such rules and regulations; and

(3)

transmit to all holders, as their names and addresses appear in the security register, within 30 days after the filing thereof with the trustee, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act of 1939, as amended, such summaries of any information, documents and reports required to be filed by us pursuant to clauses (1) and (2) of this paragraph as may be required by rules and regulations prescribed from time to time by the SEC.

Governing Law

The notes will be governed by and construed in accordance with the laws of the State of New York.

Book-Entry Delivery and Settlement

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal, premium, if any, and interest will be made by us in immediately available funds.

The notes will trade in the Same-Day Funds Settlement System maintained by DTC until maturity or earlier redemption, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Because of time-zone differences, credits of notes received in Clearstream Banking, société anonyme (“Clearstream”), or Euroclear Bank, SA/NV (“Euroclear”), as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summary discusses certain U.S. federal income tax considerations associated with the acquisition, ownership and disposition of the notes. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the applicable proposed or promulgated U.S. Treasury regulations, and the applicable judicial and published administrative interpretations, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion is applicable only to holders of notes who purchase the notes in the offering at their original issue price and hold the notes as capital assets for U.S. federal income tax purposes (generally, property held for investment) and not as part of a straddle, a hedge, a conversion transaction or other integrated investment. This discussion is a summary intended for general information only, and does not address all of the tax consequences that may be relevant to holders of notes in light of their particular circumstances, or to certain types of holders (such as, for example, banks and other financial institutions, insurance companies, tax-exempt entities, partnerships and other pass-through entities for U.S. federal income tax purposes or investors who hold the notes through such pass-through entities, certain former citizens or residents of the United States, “controlled foreign corporations,” “passive foreign investment companies,” traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, dealers in securities or currencies, regulated investment companies, real estate investment trusts, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to the alternative minimum tax or the Medicare contribution tax on net investment income, persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar). Moreover, this discussion does not describe any state, local or non-U.S. tax implications, or any aspect of U.S. federal tax law other than income taxation. We have not and will not seek any rulings from the Internal Revenue Service (“IRS”) or opinions of counsel regarding the matters discussed below. There can be no assurances that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the notes that are different from those discussed below, or that a court will not sustain any challenge by the IRS in the event of litigation.

EACH POTENTIAL HOLDER SHOULD CONSULT ITS OWN TAX ADVISORS WITH RESPECT TO THE PARTICULAR U.S. FEDERAL INCOME TAX CONSEQUENCES TO IT OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES AND THE TAX CONSEQUENCES UNDER STATE, LOCAL, NON-U.S. AND OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX CONSEQUENCES) AND THE POSSIBLE EFFECTS OF CHANGES, INCLUDING THOSE THAT MAY HAVE RETROACTIVE EFFECT, IN THE U.S. FEDERAL INCOME TAX LAWS.

As used herein, the term “U.S. Holder” means a beneficial owner of notes that is, for U.S. federal income tax purposes, (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any State thereof or the District of Columbia, (c) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (d) a trust, if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons (as defined under the Code) have the authority to control all of its substantial decisions or (2) a valid election to be treated as a U.S. person is in effect under the relevant Treasury regulations with respect to such trust. A “Non-U.S. Holder” is an individual, corporation, estate, or trust that (a) is a beneficial owner of the notes and (b) is not a U.S. Holder. A Non-U.S. Holder who is an individual present in the United States for 183 days or more (which days need not be consecutive) in the taxable year of disposition of a note, and who is not otherwise a resident of the United States for U.S. federal income tax purposes, may be subject to special tax provisions and is urged to consult his or her own tax advisors regarding the U.S. federal income tax consequences of the acquisition, ownership and disposition of a note.

The U.S. federal income tax treatment of a partner in a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) holding notes generally will depend on the activities of the partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) and the status of the applicable partner. Prospective investors that are partnerships (or other entities or arrangements treated as partnerships for U.S. federal income tax purposes) should consult their own respective tax advisors regarding the U.S. federal income tax consequences to them and their partners of the acquisition, ownership and disposition of the notes.

We intend to treat the new notes offered hereby as being issued in a “qualified reopening” of the existing notes. For U.S. federal income tax purposes, debt instruments issued in a qualified reopening are deemed to be part of the same issue as the original debt in respect of which the qualified reopening is made. Accordingly, the new notes will be treated as having the same issue price, the same adjusted issue price, and the same issue date as the existing notes. The aggregate price for the new notes will include interest accrued at the applicable rate of interest from, and including, May 15, 2024, which we call “pre-issuance accrued interest.” Pre-issuance accrued interest will be included in the accrued interest to be paid on new notes on the first interest payment date subsequent to the issuance of the new notes. We intend to take the position that a portion of the interest payment on such interest payment date equal to the pre-issuance accrued interest will be treated as a return of the pre-issuance accrued interest, and not as an amount payable on new notes, and any such pre-issuance accrued interest will reduce the holder’s adjusted basis in the new notes. Each prospective holder of the notes is urged to consult its own tax advisers with respect to the tax treatment of pre-issuance accrued interest to it in light of its own circumstances.

U.S. Federal Income Taxation of U.S. Holders

Payments of Interest. It is expected, and the rest of this discussion assumes, that the notes (i) will be issued with no more than de minimis original issue discount for U.S. federal income tax purposes, and (ii) will not be subject to the rules applicable to the “contingent payment debt instruments” solely as a result of the optional redemption feature described in “Description of the Notes—Optional Redemption”.

Stated interest on the notes will constitute “qualified stated interest” under the Treasury regulations and generally will be taxable to any U.S. Holder as ordinary income at the time such interest accrues or is received in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes (subject to the earlier discussion of pre-issuance accrued interest).

Sale, Retirement or Other Taxable Disposition. Upon the sale, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize taxable gain or loss, as applicable, equal to the difference between (a) the sum of cash plus the fair market value of other property received on the sale, retirement or other taxable disposition (except to the extent such cash or property is attributable to accrued interest not previously included in income, which will be treated in the manner described above under “Payments of Interest”) and (b) the U.S. Holder’s adjusted tax basis in the note (as reduced, if applicable, by any return of any pre-issuance accrued interest, as described above). A U.S. Holder’s adjusted tax basis in a note generally will equal the amount paid for the note, reduced by any principal payments and any return of pre-issuance accrued interest with respect to the note received by the U.S. Holder. Gain or loss recognized on the sale, retirement or other taxable disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of sale, retirement or other taxable disposition, the note has been held by the U.S. Holder for more than one year. Certain U.S. Holders (including individuals) are currently eligible for preferential rates of U.S. federal income tax in respect of long-term capital gain. The deductibility of capital losses by U.S. Holders is subject to limitations under the Code. Each U.S. Holder should consult its own tax advisors regarding the treatment of capital gains and losses to it in light of its own circumstances.

U.S. Federal Income Taxation of Non-U.S. Holders

Payments of Interest. Subject to the discussion below regarding backup withholding and the Foreign Account Tax Compliance Act, and provided that a Non-U.S. Holder’s income and gains in respect of a note are not effectively connected (or treated as effectively connected) with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, if required by an applicable tax treaty, also attributable to the Non-U.S. Holder’s permanent establishment in the United States), payments of interest on a note to the Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax, provided that, among other requirements, (a) the Non-U.S. Holder does not own, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3)(B) of the Code and the Treasury regulations thereunder, (b) the Non-U.S. Holder is not, for U.S. federal income tax purposes, a “controlled foreign corporation” related, directly or constructively, to us through stock ownership, (c) the Non-U.S. Holder is not a bank receiving the interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business (within the meaning of Section 881(c)(3)(A) of the Code) and (d) certain certification requirements (as described below) are met.

Under the Code and the applicable Treasury regulations, to satisfy the certification requirements and obtain an exemption from U.S. federal withholding tax, either (a) a Non-U.S. Holder must provide its name and address and certify, under penalties of perjury, that such Non-U.S. Holder is not a U.S. person or (b) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”), and that holds the notes on behalf of the Non-U.S. Holder, must certify, under penalties of perjury, that such certificate has been received from such Non-U.S. Holder by such Financial Institution, or by another Financial Institution between such Financial Institution and such Non-U.S. Holder, and, if required, must furnish the payor with a copy thereof. Generally, the foregoing certification requirement may be met if a Non-U.S. Holder delivers a properly executed IRS Forms W-8BEN or W-8BEN-E (or suitable successor or substitute form). Special rules apply to non-U.S. partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided (including, without limitation, one or more IRS Forms W-8IMY). In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

Payments of interest on a note that do not satisfy all of the foregoing requirements generally will be subject to U.S. federal withholding tax at a rate of 30%, unless either: (a) an applicable income tax treaty reduces or eliminates such tax rate, and the Non-U.S. Holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN or W-8BEN-E (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States and the Non-U.S. Holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If interest is effectively connected (or treated as effectively connected) with a U.S. trade or business conducted by a Non-U.S. Holder, the Non-U.S. Holder generally will be subject to U.S. federal income tax in the same manner as a U.S. Holder with respect to interest on a note (and the 30% withholding tax described above will generally not apply, provided the duly executed IRS Form W-8ECI is provided to us or our paying agent). If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and such Non-U.S. Holder’s country of residence, and the Non-U.S. Holder satisfies certain certification requirements (including providing the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or other applicable or successor form)), any interest income that is effectively connected with a U.S. trade or business will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to tax on a net basis if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the Non-U.S. Holder in the United States. Under certain circumstances, effectively connected interest income received by a corporate Non-U.S. Holder may be subject to an additional “branch profits tax” at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met). Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Each Non-U.S. Holder should consult its own tax advisors regarding any applicable income tax treaties, which may provide for an exemption from or a lower rate of withholding tax, exemption from or reduction of branch profits tax, or other rules different from those described above.

Sale, Retirement or Other Disposition. Subject to the discussion of backup withholding and the FATCA below, and except with respect to accrued but unpaid interest, which will be taxable as described above under “Payments of Interest,” a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, retirement or other disposition of the notes so long as the holder provides us or the paying agent with the appropriate certification, unless (a) the Non-U.S. Holder is an individual who is present in the United States for 183 days or more (which days need not be consecutive) in the taxable year of disposition (regardless as to whether such holder is considered a resident of the United States or not), and certain other conditions are met, or (b) the gain is effectively connected (or treated as effectively connected) with the conduct of a U.S. trade or business by the Non-U.S. Holder (and, if an applicable income tax treaty applies and so requires, is attributable to a permanent establishment or fixed base, as applicable, maintained by the Non-U.S. Holder in the United States). If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% on the amount by which its U.S.-source capital gains exceed its U.S.-source capital losses. If the second exception applies, the Non-U.S. Holder will generally be subject to U.S. federal income tax on the net gain derived from the sale or other disposition of the notes in the same manner as a U.S. Holder. In addition, corporate Non-U.S. Holders may be subject to an additional 30% branch profits tax on any effectively connected earnings and profits. If a Non-U.S. Holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by such treaty.

Information Reporting and Backup Withholding

U.S. Holders. Generally, information reporting will apply to payments of principal and interest on the notes to a U.S. Holder and to the proceeds of a sale or other disposition of the notes, unless the U.S. Holder is an exempt recipient (such as a corporation). Backup withholding (currently at the rate of 24%) generally will apply to such payments unless a U.S. Holder (a) is an exempt recipient and, when required, demonstrates this fact, or (b) provides the payor with its U.S. taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct (typically by providing such certification on IRS Form W-9) and that the U.S. Holder has not been notified by the IRS that such U.S. Holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders. When required, we or our paying agent will report payments of interest on the notes to a Non-U.S. Holder and the amount of any tax withheld from such payments annually to the IRS and to the Non-U.S. Holder. Copies of these information returns may be made available by the IRS to the tax authorities of the country in which the Non-U.S. Holder is a resident under the provisions of an applicable tax treaty. Backup withholding of U.S. federal income tax will generally not apply to payments of interest on the notes to a Non-U.S. Holder if the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person and otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds of the sale or other disposition of the notes by a Non-U.S. Holder effected by or through a foreign office of a U.S. broker or of a foreign broker with certain specified U.S. connections will be subject to information reporting requirements, but generally not backup withholding, unless the broker has evidence in its records that the payee (on behalf of which the broker acted) is not a U.S. person and the broker has no actual knowledge or reason to know to the contrary. Payments of the proceeds of a sale or other disposition of the notes by a Non-U.S. Holder effected by or through the U.S. office of a broker will be subject to information reporting and backup withholding unless the payee certifies under penalties of perjury that it is not a U.S. person and otherwise establishes an exemption, provided that the payor does not have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules generally will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, the Treasury regulations promulgated thereunder and other governmental notices with respect thereto (collectively, “FATCA”) could impose a withholding tax of 30% (“FATCA Withholding”) on interest income (including any amount treated as interest for U.S. Federal income tax purposes) and other periodic payments on the notes paid to any Non-U.S. Holder or any non-U.S. person or entity that receives such income (a “non-U.S. payee”) on behalf of a non-U.S. person, unless the Non-U.S. person and each non-U.S. payee in the payment chain complies with the applicable information reporting, account identification, withholding, certification and other FATCA-related requirements (including any requirements set forth in an intergovernmental agreement entered into by the United States and another applicable jurisdiction to facilitate the application and implementation of FATCA (an “IGA”)). In the case of a payee that is a non-U.S. financial institution (for example, a clearing system, custodian, nominee or broker), withholding generally will not be imposed if the financial institution complies with the requirements imposed by FATCA to collect and report (to the U.S. or another relevant taxing authority) substantial information regarding such institution’s U.S. account holders (which would include some account holders that are non-U.S. entities but have U.S. owners). Other payees, including individuals, may be required to provide proof of tax residence or waivers of confidentiality laws and/or, in the case of non-U.S. entities, certification or information relating to their U.S. ownership.

FATCA Withholding may be imposed at any point in a payment chain if a non-U.S. payee is not compliant with the applicable FATCA requirements. A payment chain may consist of a number of parties, including a paying agent, a clearing system, each of the clearing system’s participants and a non-U.S. bank or broker through which a Non-U.S. Holder holds the notes. Accordingly, if a Non-U.S. Holder receives payments through a payment chain that includes one or more non-U.S. payees the payment could be subject to FATCA Withholding if any non-U.S. payee in the payment chain fails to comply with the FATCA requirements and is subject to withholding. This would be the case even if the Non-U.S. Holder would not otherwise have been directly subject to FATCA Withholding.

A number of countries have entered into IGAs. While the existence of an IGA will not eliminate the risk that the notes will be subject to FATCA Withholding, these agreements are expected to facilitate compliance with the FATCA requirements thereby reducing the likelihood that FATCA Withholding will occur for investors in (or investors that indirectly hold notes through financial institutions in) those countries.

FATCA Withholding could apply to all interest (including original issue discount, if any) and other periodic payments made on the notes. While withholdable payments would have originally included payments of gross proceeds from the sale or other disposition of a note, proposed U.S. Treasury regulations provide that such payment of gross proceeds (other than the amount treated as interest) do not constitute withholdable payments. Taxpayers may rely generally on these proposed Treasury regulations until they are revoked or final U.S. Treasury regulations are issued, but there is no guarantee that the proposed Treasury regulations will be finalized in their current form. Foreign financial institutions located in jurisdictions that have an IGA with the United States with respect to these rules may be subject to different rules.

Depending on a Non-U.S. Holder’s circumstances, it may be entitled to a refund or credit in respect of some or all of any FATCA Withholding.

Each prospective investor should consult its own tax advisors regarding the effect of FATCA on its investment in the notes.

UNDERWRITING

We are offering the new notes described in this prospectus supplement through a number of underwriters. BNP Paribas Securities Corp., J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as the representatives of the underwriters. We have entered into a firm commitment underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally, and not jointly, agreed to purchase, the aggregate principal amount of new notes listed next to its name in the following table:

Underwriter	Principal Amount of the New Notes
BNP Paribas Securities Corp.	$81,250,000
J.P. Morgan Securities LLC	$81,250,000
Wells Fargo Securities, LLC	$81,250,000
MUFG Securities Americas Inc.	$42,250,000
BOK Financial Securities, Inc.	$13,000,000
Comerica Securities, Inc.	$13,000,000
Huntington Securities, Inc.	$13,000,000

Total	$325,000,000

The underwriting agreement is subject to a number of terms and conditions and provides that the underwriters must buy all of the new notes if they buy any of them. The underwriters will sell the new notes to the public when and if the underwriters buy the new notes from us.

The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose initially to offer the new notes to the public at the public offering price set forth on the cover of this prospectus supplement, and to certain dealers at such price less a concession not in excess of 0.400% of the principal amount of the new notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of 0.250% of the principal amount of the new notes to certain other dealers. After the public offering of the new notes, the public offering price and other selling terms may be changed.

We estimate that our total expenses of the offering, excluding the underwriting discount, will be approximately $0.9 million.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

In connection with the offering of the new notes, certain of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over allot in connection with the offering, creating a short position. In addition, the underwriters may bid for, and purchase, the notes in the open market to cover short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market price of the notes. The underwriters will not be required to engage in these activities, but may engage in these activities, or may end any of these activities, at any time without notice.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. In the ordinary course of business, certain of the underwriters or their affiliates have provided and may in the future provide commercial, financial advisory or investment banking services for us and our subsidiaries for which they have received or will receive customary compensation. Certain of the underwriters or their respective affiliates are lenders under our revolving credit facilities. Certain underwriters or certain of their affiliates are dealers under our commercial paper program.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, or may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

We expect that delivery of the notes will be made against payment therefor on or about June 21, 2024, which will be the second business day following the date of the pricing of the notes (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally settle in one business day, and purchasers who wish to trade notes on the date of pricing or any subsequent date that is prior to the first trading day preceding the date on which we deliver the notes may be required, by virtue of the fact that the notes initially settle in T+2, to specify alternate settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisers.

Selling Restrictions

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of (i) a client as defined in point (7) of Article 2(1) of the UK version of Regulation (EU) 600/2014 which is part of UK law (UK MiFIR) by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”) who is not a professional client (as defined in point (8) of Article 2(1) of UK MiFIR); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA (which were relied on immediately before the 31 December 2020 (IP completion day)) to implement Directive (EU) 2016/97 on insurance distribution, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of UK MiFIR; or (iii) not a qualified investor as defined in the UK version of Regulation (EU) 2017/1129 on the prospectus to be published when securities are offered to the public or admitted to trading on a regulated market, which is part of UK law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently no key information document required by the UK version of Regulation (EU) 1286/2014 on key information documents for packaged retail and insurance-based investment products, which is part of UK law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation and the FSMA from the requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purposes of the UK Prospectus Regulation or the FSMA.

This document is for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order, (iii) are outside the United Kingdom, or (iv) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of FSMA) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). This document is directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland

This prospectus supplement and the accompanying prospectus is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (as amended, “FinSA”) except under the following exemptions under the FinSA: (i) to any investor that qualifies as a professional client within the meaning of the FinSA; or (ii) in any other circumstances falling within article 36 of the FinSA; provided, in each case, that no such offer of notes referred to in (i) and (ii) above shall require the publication of a prospectus for offers of notes pursuant to the FinSA. No application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Singapore

This prospectus supplement and the accompanying prospectus has not been, and will not be, registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than: (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2)) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA; or (iii) otherwise pursuant to, and in accordance with exemptions in Subdivision 4, Division 1, Part 13 of the SFA, or as otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(a) to an institutional investor or to a relevant person, or to any person as a result of an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;

(b) where no consideration is or will be given for the transfer;

(c) where the transfer is by operation of law;

(d) as specified in Section 276(7) of the SFA; or

(e) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018 of Singapore.

In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), unless otherwise specified before an offer of notes, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Singapore SFA Product Classification—Solely for the purposes of its obligations pursuant to Sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 of Japan, as amended, the FIEA) and each underwriter has represented and agreed that it has not and will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (including any person resident in Japan, any corporation or other entity organized under the laws of Japan or having its main office in Japan, or a branch, agency or other office in Japan of a non-resident, irrespective of whether it is legally authorized to represent its principal), or to others for reoffering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any applicable rules, regulations and governmental guidelines of Japan.

Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in any manner which would constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or would otherwise require registration with or the approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering or sale of the notes in Taiwan unless such offer, sale, giving advice or intermediation is permitted under applicable Taiwan laws and regulations.

Hong Kong

Each underwriter has represented and agreed that it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) or which do not constitute an offer to the public within the meaning thereof, and that it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

People’s Republic of China

The information in this prospectus supplement and the accompanying prospectus does not constitute a public offer of the notes, whether by way of sale or subscription, in the People’s Republic of China (“PRC,” excluding for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). In particular, no action has been taken which would permit a public offering of any notes or distribution of this prospectus supplement and the accompanying prospectus in the PRC, in compliance with any applicable registration or other requirements in the PRC, or pursuant to an exemption available thereunder.

Accordingly, the notes may not be offered or sold directly or indirectly in the PRC by means of this prospectus supplement and the accompanying prospectus to legal or natural persons, except under circumstances that will result in compliance with any applicable laws and regulations (such as directly to “qualified investors” in the PRC). Qualified investors in the PRC, who are permitted to purchase the notes pursuant to the applicable PRC laws and regulations, are responsible for obtaining all relevant government regulatory approvals, licenses, verification, registrations and/or filings themselves, including, but not limited to, any which may be required from the relevant PRC authorities, and complying with all relevant PRC laws and regulations, including, but not limited to, all relevant foreign exchange regulations and/or outbound investment regulations.

Republic of Korea

The notes may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Financial Investment Services and Capital Markets Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The notes will not be registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the notes may not be re-sold to Korean residents unless the purchaser of the notes complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with their purchase.

Notice to Prospective Investors in the United Arab Emirates (Onshore UAE and Dubai International Financial Centre)

Onshore UAE

The notes are not intended to, and should not, be promoted or offered to any investor in the United Arab Emirates outside of the financial free zones (“Onshore UAE”), unless these are promoted or offered under one of the exemptions for promoting financial products (an “Exempt Promotion”), as these are provided for in the relevant legislations administered by the Securities and Commodities Authority (the “SCA”), namely the “SCA Rulebook”, as amended, supplemented or replaced from time to time. Consequently, the notes may only be promoted or offered in circumstances where such promotion or offer would constitute an Exempt Promotion. This prospectus supplement has been prepared on the basis that any promotion or offer of notes in Onshore UAE will be made pursuant to an Exempt Promotion.

The notes may not be promoted or offered directly or indirectly to the public in Onshore UAE.

This prospectus supplement is for distribution only to investors in Onshore UAE who: (i) qualify as Professional Investors under the SCA Rulebook; or (ii) have made an unsolicited request to invest in the notes.

This prospectus supplement is directed only at its intended recipients and must not be acted on or relied on by persons who are not its intended recipients, and may not be reproduced or used for any other purpose. This prospectus supplement is provided for information purposes only and does not constitute investment, legal, tax, accounting or other professional advice. It is not, and does not contain, an offer to issue or sell, or to subscribe for or purchase, any financial product, nor is it intended to influence an investor’s decision to invest and is it not a recommendation for a recipient to buy, sell or hold any particular investment or participate in any particular trading strategy. The intended recipients should make their own independent assessment of the merits of this investment opportunity and should consult their own professional advisors.

This prospectus supplement has not been reviewed, approved or registered with the SCA.

DIFC

The notes are not intended to, and should not, be promoted or offered to any investor in the Dubai International Financial Centre (“DIFC”), unless these are promoted or offered under one of the exemptions for promoting or offering financial products (an “Exempt Offer”), as these are provided for in the legislation administered in the DIFC by the Dubai Financial Services Authority (the “DFSA”) namely the DIFC Markets Law and the DFSA Rulebook, as amended, supplemented or replaced from time to time. Consequently, promoting or offering the notes to an investor in the DIFC in circumstances which does not constitute an Exempt Offer, may be unlawful under DFSA-administered legislation. This prospectus supplement has been prepared on the basis that any promotion or offer of notes in the DIFC will be made pursuant to an Exempt Offer.

The notes may not be promoted or offered directly or indirectly to the public in the DIFC.

This prospectus supplement is for distribution only in circumstances where such promotion or offer would constitute an Exempt Offer. This document is directed only at its intended recipients and must not be acted on or relied on by persons who are not its intended recipients, and may not be reproduced or used for any other purpose. This prospectus supplement is provided for information purposes only and does not constitute investment, legal, tax, accounting or other professional advice. It is not, and does not contain, an offer to issue or sell, or to subscribe for or purchase, any financial product, nor is it intended to influence an investor’s decision to invest and is it not a recommendation for a recipient to buy, sell or hold any particular investment or participate in any particular trading strategy. The intended recipients should make their own independent assessment of the merits of this investment opportunity and should consult their own professional advisors.

This prospectus supplement has not been reviewed, approved or registered with the DFSA.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP and Hunton Andrews Kurth LLP will opine for us as to the validity of the offered notes. Certain legal matters with respect to the offering of the notes will be passed upon for the underwriters by Norton Rose Fulbright US LLP.

EXPERTS

The consolidated financial statements of Atmos Energy Corporation appearing in Atmos Energy Corporation’s Annual Report (Form 10-K) for the year ended September 30, 2023, and the effectiveness of Atmos Energy Corporation’s internal control over financial reporting as of September 30, 2023 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Atmos Energy Corporation for the three and six-month periods ended March 31, 2024 and 2023, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 8, 2024, included in Atmos Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus supplement that we have filed with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, except for any information that is superseded by information that is included directly in this prospectus supplement or the accompanying prospectus.

We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering. These additional documents include periodic reports, such as annual reports on Form 10-K and quarterly reports on Form 10-Q, and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01 or corresponding information furnished under Item 9.01 as an exhibit, which is deemed not to be incorporated by reference in this prospectus supplement), as well as proxy statements (other than information identified in them as not incorporated by reference). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement.

This prospectus supplement incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	Our annual report on Form 10-K for the fiscal year ended September 30, 2023;

•

The sections of our definitive proxy statement for the annual meeting of shareholders on February  7, 2024 incorporated by reference into our annual report on Form  10-K for the year ended September 30, 2023;

•	Our quarterly reports on Form 10-Q for the quarterly periods ended December 31, 2023 and March 31, 2024; and

•	Our current reports on Form 8-K filed on October 10, 2023 (two filed on this date), February 13, 2024, March 29, 2024 and May 8, 2024.

These documents contain important information about us and our financial condition.

You may obtain a copy of any of these filings, or any of our future filings, from us without charge by requesting it in writing or by telephone at the following address or telephone number:

Atmos Energy Corporation

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

Attention: Daniel M. Meziere

(972) 934-9227

Our website is www.atmosenergy.com; any information on or connected to our website is not part of this prospectus supplement.

PROSPECTUS

Atmos Energy Corporation

By this prospectus, we offer up to

$5,000,000,000

of debt securities and common stock.

We will provide specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in these securities involves risks. See “Risk Factors” on page 3 of this prospectus, in the applicable prospectus supplement and in the documents incorporated by reference.

Our common stock is listed on the New York Stock Exchange under the symbol “ATO.”

Our address is 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, and our telephone number is (972) 934-9227.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 31, 2023

We have not authorized any other person to provide you with any information or to make any representation that is different from, or in addition to, the information and representations contained in this prospectus or in any of the documents that are incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurances as to the reliability of, any other information that others may give you or representations that others may make. We are not making or soliciting an offer of any securities other than the securities described in this prospectus and any prospectus supplement. You should assume that the information appearing in this prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

The terms “we,” “our,” “us,” and “Atmos Energy” refer to Atmos Energy Corporation and its subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective investor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements other than statements of historical fact included in this prospectus are forward-looking statements made in good faith by us and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. When used in this prospectus, the words “anticipate,” “believe,” “estimate,” “expect,” forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements relating to our strategy, operations, markets, services, rates, recovery of costs, availability of gas supply and other factors. These risks and uncertainties include the following:

•	federal, state and local regulatory and political trends and decisions, including the impact of rate proceedings before various state regulatory commissions;

•	increased federal regulatory oversight and potential penalties;

•	possible increased federal, state and local regulation of the safety of our operations;

•	possible significant costs and liabilities resulting from pipeline integrity and other similar programs and related repairs;

•	the inherent hazards and risks involved in distributing, transporting and storing natural gas;

•	the availability and accessibility of contracted gas supplies, interstate pipeline and/or storage services;

•	increased competition from energy suppliers and alternative forms of energy;

•	failure to attract and retain a qualified workforce;

•

natural disasters, terrorist activities or other events and other risks and uncertainties discussed herein or in our reports filed with the SEC, all of which are difficult to predict and many of which are beyond our control;

•	increased dependence on technology that may hinder the Company’s business if such technologies fail;

•

the threat of cyber-attacks or acts of cyber-terrorism that could disrupt our business operations and information technology systems or result in the loss or exposure of confidential or sensitive customer, employee or Company information;

•	the impact of new cybersecurity compliance requirements;

•	adverse weather conditions;

•	the impact of greenhouse gas emissions or other legislation or regulations intended to address climate change;

•	the impact of climate change;

•	the capital-intensive nature of our business;

•	our ability to continue to access the credit and capital markets to execute our business strategy;

•	market risks beyond our control affecting our risk management activities, including commodity price volatility, counterparty performance or creditworthiness and interest rate risk;

•	the concentration of our operations in Texas;

•	the impact of adverse economic conditions on our customers;

•	changes in the availability and price of natural gas;

•	increased costs of providing health care benefits, along with pension and postretirement health care benefits and increased funding requirements; and

•	other risks and uncertainties discussed in this prospectus, any accompanying prospectus supplement and our other filings with the SEC.

All of these factors are difficult to predict and many are beyond our control. Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. Further, we undertake no obligation to update or revise any of our forward-looking statements, whether as a result of new information, future events or otherwise.

For additional factors you should consider, please see “Risk Factors” below, “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 and “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2022. See also “Incorporation of Certain Documents by Reference” on page 25 of this prospectus, as well as the applicable prospectus supplement.

RISK FACTORS

Investing in our debt securities or our common stock involves risks. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of these securities. These risks and uncertainties include those described in the risk factors and other sections of the documents that are incorporated by reference in this prospectus. Subsequent prospectus supplements may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under the prospectus supplements. You should carefully consider all of the information contained in or incorporated by reference in this prospectus or in the applicable prospectus supplement before you invest in our debt securities or common stock.

ATMOS ENERGY CORPORATION

Atmos Energy Corporation, headquartered in Dallas, Texas, and incorporated in Texas and Virginia, is the country’s largest natural-gas-only distributor based on number of customers. We safely deliver reliable, affordable, efficient and abundant natural gas through regulated sales and transportation arrangements to over three million residential, commercial, public authority and industrial customers in eight states located primarily in the South. We also operate one of the largest intrastate pipelines in Texas based on miles of pipe.

We manage and review our consolidated operations through the following reportable segments:

•	The distribution segment is primarily comprised of our regulated natural gas distribution and related sales operations in eight states.

•	The pipeline and storage segment is comprised primarily of the pipeline and storage operations of our Atmos Pipeline—Texas Division and our natural gas transmission operations in Louisiana.

SECURITIES WE MAY OFFER

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series and which may include provisions regarding conversion of the debt securities into our common stock; and

•	common stock.

The aggregate initial offering price of all securities sold will not exceed $5,000,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to purchasers. The offer and sale of securities by this prospectus is subject to receipt of satisfactory regulatory approvals in three states, all of which have been received and are currently in effect.

Prospectus Supplements

This prospectus provides you with a general description of the debt securities and common stock we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add to or change information contained in this prospectus. In that case, the prospectus supplement should be read as superseding this prospectus.

In each prospectus supplement, which will be attached to the front of this prospectus, we will include, among other things, the following information:

•	the type and amount of securities which we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	if applicable, information about the securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	material United States federal income tax considerations applicable to the securities, where necessary; and

•	any other material information about the offering and sale of the securities.

For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part. You should also read both this prospectus and the applicable prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

USE OF PROCEEDS

Except as may otherwise be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities that we may offer and sell from time to time by this prospectus for general corporate purposes, including for working capital, repaying indebtedness and funding capital projects and other growth.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms that we anticipate will be common to all series of debt securities. Please note that the terms of any series of debt securities that we may offer may differ significantly from the common terms described in this prospectus. Many of the other terms of any series of debt securities that we offer, and any differences from the common terms described in this prospectus, will be described in the prospectus supplement for such securities to be attached to the front of this prospectus.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, a document called an indenture will govern any debt securities that we issue. An indenture is a contract between us and a financial institution acting as trustee on behalf of the purchasers of the debt securities. We have entered into an indenture with U.S. Bank National Association, as trustee (the “indenture”), which is subject to the Trust Indenture Act of 1939. The trustee under the indenture has the following two main roles:

•	the trustee can enforce your rights against us if we default; there are some limitations on the extent to which the trustee acts on your behalf, which are described later in this prospectus; and

•	the trustee will perform certain administrative duties for us, which include sending you interest payments and notices.

As this section is a summary of some of the terms of the debt securities we may offer under this prospectus, it does not describe every aspect of the debt securities. We urge you to read the indenture and the other documents we file with the SEC relating to the debt securities because the indenture for those securities and those other documents, and not this description, will define your rights as a holder of our debt securities. We filed a copy of the indenture with the SEC as an exhibit to our Current Report on Form 8-K filed March 26, 2009, and it is incorporated in this prospectus by reference. We may file any such other documents as exhibits to an annual, quarterly or current report that we file with the SEC following their execution. See “Where You Can Find More Information” for information on how to obtain copies of the indenture and any such other documents. References to the “indenture” mean the indenture that will define your rights as a holder of debt securities. Capitalized terms used in this section and not otherwise defined have the meanings set forth in the indenture.

General

The debt securities will be our unsecured obligations. Senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. Subordinated debt securities will rank junior to our senior indebtedness, including our credit facilities.

You should read the prospectus supplement that will describe the following terms of the series of debt securities offered by the prospectus supplement:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	the ranking of the debt securities;

•	if the debt securities are subordinated, the terms of subordination;

•

the aggregate principal amount of the debt securities, the percentage of their principal amount at which the debt securities will be issued, and the date or dates when the principal of the debt securities will be payable or how those dates will be determined or extended;

•

the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, how the rate or rates will be determined, and the periods when the rate or rates will be in effect;

•	the date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, whether and the terms under which payment of interest may be deferred, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months;

•

the place or places, if any, other than or in addition to New York City, of payment, transfer or exchange of the debt securities, and where notices or demands to or upon us in respect of the debt securities may be served;

•	any optional redemption provisions and any restrictions on the sources of funds for redemption payments, which may benefit the holders of other securities;

•	any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities;

•

whether the amount of payments of principal of, any premium on, or interest on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined;

•	any modifications, deletions or additions to the events of default or covenants with respect to the debt securities described in this prospectus;

•

if not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined;

•	any modifications, deletions or additions to the provisions concerning defeasance and covenant defeasance contained in the indenture that will be applicable to the debt securities;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	if other than the trustee, the name of the paying agent, security registrar or transfer agent for the debt securities;

•

if we do not issue the debt securities in book-entry form only to be held by The Depository Trust Company, as depository, whether we will issue the debt securities in certificated form or the identity of any alternative depository;

•	the person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date;

•	the denomination or denominations in which the debt securities will be issued, if other than denominations of $2,000 or any integral multiple of $1,000 in excess thereof;

•

any provisions requiring us to pay Additional Amounts on the debt securities to any holder who is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the Additional Amounts;

•

whether the debt securities will be convertible into or exchangeable for other debt securities or common shares, and, if so, the terms and conditions upon which the debt securities will be so convertible or exchangeable, including the initial conversion or exchange price or rate or the method of calculation, how and when the conversion price or exchange ratio may be adjusted, whether conversion or exchange is mandatory, at the option of the holder or at our option, the conversion or exchange period and any other provision related to the debt securities; and

•	any other material terms of the debt securities or the indenture, which may not be consistent with the terms set forth in this prospectus.

For purposes of this prospectus, any reference to the payment of principal of, any premium on, or interest on the debt securities will include Additional Amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that we are authorized to issue from time to time. The indenture also provides that there may be multiple series of debt securities issued thereunder and more than one trustee thereunder, each for one or more series of debt securities. If a trustee is acting under the indenture with respect to more than one series of debt securities, the debt securities for which it is acting would be treated as if issued under separate indentures. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee will apply only to the debt securities of the separate series for which it is trustee.

We may issue debt securities with terms different from those of debt securities already issued. Without the consent of the holders of the outstanding debt securities, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the reopening was restricted when we created that series.

There is no requirement that we issue debt securities in the future under the indenture, and we may use other indentures or documentation, containing different provisions in connection with future issues of other debt securities.

We may issue the debt securities as “original issue discount securities,” which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Holders of Debt Securities

Book-Entry Holders. We will issue debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means the debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depository on behalf of other financial institutions that participate in the depository’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

Under the indenture, we will recognize as a holder only the person in whose name a debt security is registered. Consequently, for debt securities issued in global form, we will recognize only the depository as the holder of the debt securities and we will make all payments on the debt securities to the depository. The depository passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depository and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities. As a result, you will not own the debt securities directly. Instead, you will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depository’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, you will be an indirect holder, and not a holder, of the debt securities.

Street Name Holders. In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, you may choose to hold your debt securities in your own name or in “street name.” Debt securities held in street name would be registered in the name of a bank, broker or other financial institution that you choose, and you would hold only a beneficial interest in those debt securities through an account you maintain at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name you will be an indirect holder, and not a holder, of those debt securities.

Legal Holders. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to you if you hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether you choose to be an indirect holder of a debt security or have no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice, even if that holder is required, under agreements with depository participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture) we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depository’s rules and procedures will affect these matters.

Global Securities

What is a Global Security? We will issue each debt security under the indenture in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple debt securities that have different terms and are issued at different times. We call this kind of global security a master global security.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depository. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depository for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depository or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depository, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depository or with another institution that does. Thus, if your security is represented by a global security, you will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities. We do not recognize an indirect holder as a holder of debt securities and instead deal only with the depository that holds the global security. The account rules of your financial institution and of the depository, as well as general laws relating to securities transfers, will govern your rights relating to a global security.

If we issue debt securities only in the form of a global security, you should be aware of the following:

•

you cannot cause the debt securities to be registered in your name, and cannot obtain non-global certificates for your interest in the debt securities, except in the special situations that we describe below;

•

you will be an indirect holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as we describe under “Holders of Debt Securities” above;

•	you may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•

you may not be able to pledge your interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•

the depository’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to your interest in a global security. We and the trustee have no responsibility for any aspect of the depository’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depository in any way;

•

DTC requires, and other depositories may require, that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•

financial institutions that participate in the depository’s book-entry system, and through which you hold your interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. Your chain of ownership may contain more than one financial intermediary. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, you will be able to choose whether to hold the debt securities directly or in street name. You must consult your own bank or broker to find out how to have your interests in a global security transferred on termination to your own name, so that you will be a holder. We have described the rights of holders and street name investors above under “Holders of Debt Securities.”

The special situations for termination of a global security are as follows:

•

if the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository for that global security and we do not appoint another institution to act as depository within 60 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived. We discuss defaults later under “Events of Default.”

If a global security is terminated, only the depository, and not we or the trustee, is responsible for deciding the names of the intermediary banks, brokers and other financial institutions in whose names the debt securities represented by the global security are registered, and, therefore, who will be the holders of those debt securities.

Covenants

This section summarizes the material covenants in the indenture. Please refer to the applicable prospectus supplement for information about any changes to our covenants, including any addition or deletion of a covenant, and to the indenture for information on other covenants not described in this prospectus or the applicable prospectus supplement.

Limitations on Liens. We covenant in the indenture that we will not, and will not permit any of our Restricted Subsidiaries to, create, incur, issue or assume any Indebtedness secured by any Lien on any Principal Property, or on shares of stock or Indebtedness of any Restricted Subsidiary, known as Restricted Securities, without making effective provision for the Outstanding Securities, other than debt securities of any series not entitled to the benefit of this covenant, to be secured by a Lien equally and ratably with, or prior to (or in the case of debt securities of any series that are subordinated in right of payment to the Indebtedness secured by such Lien, by a Lien subordinated to), the Lien securing such Indebtedness for so long as the Indebtedness is so secured, except that the foregoing restriction does not apply to:

•

any Lien existing on the date of the first issuance of debt securities of the relevant series under the indenture, or existing on such other date as may be specified in any supplemental indenture, board resolution or officers’ certificate with respect to such series;

•

any Lien on any Principal Property or Restricted Securities of any person existing at the time such person is merged or consolidated with or into us or a Restricted Subsidiary, or becomes a Restricted Subsidiary, or arising thereafter otherwise than in connection with the borrowing of money arranged thereafter and pursuant to contractual commitments entered into prior to and not in contemplation of such person’s becoming a Restricted Subsidiary;

•

any Lien on any Principal Property or Restricted Securities existing at the time we or a Restricted Subsidiary acquire such Principal Property or Restricted Securities, whether or not such Lien is assumed by us or such Restricted Subsidiary, provided that no such Lien may extend to any other Principal Property or Restricted Securities of ours or any Restricted Subsidiary;

•

any Lien on any Principal Property, including any improvements on an existing Principal Property, of ours or any Restricted Subsidiary, and any Lien on Restricted Securities of a Restricted Subsidiary that was formed or is held for the purpose of acquiring and holding such Principal Property, in each case to secure all or any part of the cost of acquisition, development, operation, construction, alteration, repair or improvement of all or any part of such Principal Property, or to secure Indebtedness incurred by us or a Restricted Subsidiary for the purpose of financing all or any part of such cost; provided that such Lien is created prior to, at the time of, or within 12 months after the latest of, the acquisition, completion of construction or improvement or commencement of commercial operation of that Principal Property and, provided further, that no such Lien may extend to any other Principal Property of ours or any Restricted Subsidiary, other than any currently unimproved real property on which the Principal Property has been constructed or developed or the improvement is located;

•	any Lien on any Principal Property or Restricted Securities to secure Indebtedness owed to us or to a Restricted Subsidiary;

•

any Lien in favor of a governmental body to secure advances or other payments under any contract or statute or to secure Indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such Lien;

•	any Lien created in connection with a project financed with, and created to secure, Non-Recourse Indebtedness;

•

any extension, renewal, substitution or replacement, or successive extensions, renewals, substitutions or replacements, in whole or in part, of any Lien referred to in any of the bullet points above, provided that the Indebtedness secured thereby may not exceed the principal amount of Indebtedness that is secured at the time of the renewal or refunding, plus any premium, cost or expense in connection with such extensions, renewals, substitutions or replacements, and that such renewal or refunding Lien must be limited to all or any part of the same property and improvements, shares of stock or Indebtedness that secured the Lien that was renewed or refunded; or

•

any Lien not permitted above securing Indebtedness that, together with the aggregate outstanding principal amount of other secured Indebtedness that would otherwise be subject to the above restrictions, excluding Indebtedness secured by Liens permitted under the above exceptions, and the Attributable Debt in respect of all Sale and Leaseback Transactions, not including Attributable Debt in respect of any such Sale and Leaseback Transactions described in the last two bullet points in the following paragraph, would not then exceed 15% of our Consolidated Net Tangible Assets.

Limitation on Sale and Leaseback Transactions. We covenant in the indenture that we will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction unless:

•

we or a Restricted Subsidiary would be entitled, without securing the Outstanding Securities of any series, to incur Indebtedness secured by a Lien on the Principal Property that is the subject of such Sale and Leaseback Transaction pursuant to the provisions described in the preceding paragraph;

•	the Attributable Debt associated with the Sale and Leaseback Transaction would be in an amount permitted under the last bullet point of the preceding paragraph;

•

the proceeds received in respect of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction are to be used for our business and operations or the business and operations of any Subsidiary; or

•

within 12 months after the sale or transfer, an amount equal to the proceeds received in respect of the Principal Property so sold and leased back at the time of entering into such Sale and Leaseback Transaction is applied to the prepayment, other than mandatory prepayment, of any Outstanding Securities or Funded Indebtedness that is owed by us or a Restricted Subsidiary, other than Funded Indebtedness that is held by us or any Restricted Subsidiary or our Funded Indebtedness that is subordinate in right of payment to any Outstanding Securities that are entitled to the benefit of this covenant.

Definitions. Following are definitions of some of the terms used in the covenants described above.

“Attributable Debt” means, as to any lease under which any person is at the time liable for rent, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term, excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents, discounted from the respective due dates thereof at the rate of interest (or Yield to Maturity, in the case of original issue discount securities) borne by the then Outstanding Securities, compounded monthly.

“Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests, however designated, in stock issued by a corporation.

“Consolidated Net Tangible Assets” means the aggregate amount of assets, less applicable reserves and other properly deductible items, after deducting:

•	all current liabilities, excluding any portion thereof constituting Funded Indebtedness; and

•	all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles,

all as set forth on our most recent consolidated balance sheet contained in our latest quarterly or annual report filed with the SEC under the Securities Exchange Act of 1934, as amended, and computed in accordance with generally accepted accounting principles.

“Funded Indebtedness” means, as applied to any person, all Indebtedness of such person maturing after, or renewable or extendible at the option of the person beyond, 12 months from the date of determination.

“Indebtedness” means obligations for money borrowed, evidenced by notes, bonds, debentures or other similar evidences of indebtedness.

“Lien” means any lien, mortgage, pledge, encumbrance, charge or security interest securing Indebtedness; provided, however, that the following types of transactions will not be considered, for purposes of this definition, to result in a Lien:

•

any acquisition by us or any Restricted Subsidiary of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas or any other mineral in place or the proceeds thereof;

•	any conveyance or assignment whereby we or any Restricted Subsidiary conveys or assigns to any person or persons an interest in oil, gas or any other mineral in place or the proceeds thereof;

•

any Lien upon any property or assets either owned or leased by us or a Restricted Subsidiary or in which we or any Restricted Subsidiary owns an interest that secures for the benefit of the person or persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of the property or assets, or property or assets with which it is unitized, the payment to such person or persons of our proportionate part or the Restricted Subsidiary’s proportionate part of such development or operating expenses;

•	any lease classified as an operating lease under generally accepted accounting principles;

•	any hedging arrangements entered into in the ordinary course of business, including any obligation to deliver any mineral, commodity or asset in connection therewith; or

•	any guarantees that we make for the repayment of Indebtedness of any Subsidiary or guarantees by any Subsidiary of the repayment of Indebtedness of any entity.

“Non-Recourse Indebtedness” means, at any time, Indebtedness incurred after the date of the indenture by us or a Restricted Subsidiary in connection with the acquisition of property or assets by us or a Restricted Subsidiary or the financing of the construction of or improvements on property, whenever acquired, provided that, under the terms of this Indebtedness and under applicable law, the recourse at such time and thereafter of the lenders with respect to such Indebtedness is limited to the property or assets so acquired, or the construction or improvements, including Indebtedness as to which a performance or completion guarantee or similar undertaking was initially applicable to the Indebtedness or the related property or assets if the guarantee or similar undertaking has been satisfied and is no longer in effect. Indebtedness which is otherwise Non-Recourse Indebtedness will not lose its character as Non-Recourse Indebtedness because there is recourse to us, any Subsidiary of ours or any other person for (a) environmental or tax warranties and indemnities and such other representations, warranties, covenants and indemnities as are customarily required in such transactions or (b) indemnities for and liabilities arising from fraud, misrepresentation, misapplication or non-payment of rents, profits, insurance and condemnation proceeds and other sums actually received from secured assets to be paid to the lender, waste and mechanics’ liens or similar matters.

“Principal Property” means any natural gas distribution property located in the United States, except any property that in the opinion of our board of directors is not of material importance to the total business conducted by us and our consolidated Subsidiaries.

“Restricted Subsidiary” means any Subsidiary the amount of Consolidated Net Tangible Assets of which constitutes more than 10% of the aggregate amount of Consolidated Net Tangible Assets of us and our Subsidiaries.

“Sale and Leaseback Transaction” means any arrangement with any person in which we or any Restricted Subsidiary leases any Principal Property that has been or is to be sold or transferred by us or the Restricted Subsidiary to that person, other than any such arrangement involving:

•	a lease for a term, including renewals at the option of the lessee, of not more than three years or classified as an operating lease under generally accepted accounting principles;

•	leases between us and a Restricted Subsidiary or between Restricted Subsidiaries; and

•

leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of the Principal Property, whichever is later.

“Subsidiary” of ours means:

•

a corporation, a majority of whose Capital Stock with rights, under ordinary circumstances, to elect directors is owned, directly or indirectly, at the date of determination, by us, by one or more of our Subsidiaries or by us and one or more of our Subsidiaries; or

•

any other person, other than a corporation, in which at the date of determination we, one or more of our Subsidiaries or we and one or more of our Subsidiaries, directly or indirectly, have at least a majority ownership and power to direct the policies, management and affairs of that person.

Consolidation, Merger or Sale of Assets. Under the terms of the indenture, we will be generally permitted to consolidate with or merge into another entity. We will also be permitted to sell or transfer our assets substantially as an entirety to another entity. However, we may not take any of these actions unless all of the following conditions are met:

•

the resulting entity, or the person to which such assets will have been sold or transferred, must agree to be legally responsible for all our obligations relating to the debt securities and the indenture;

•	the transaction must not cause a default or an Event of Default, or an event that with notice or lapse of time or both would become an Event of Default, as described below;

•	the resulting entity, or the person to which such assets will have been sold or transferred, must be organized under the laws of the United States or one of the states or the District of Columbia; and

•	we must deliver an officers’ certificate and legal opinion to the trustee with respect to the transaction.

In the event that we engage in one of these transactions and comply with the conditions listed above, we would be discharged from all our obligations and covenants under the indenture and all obligations under the Outstanding Securities, with the successor corporation or person succeeding to our obligations and covenants.

In the event that we engage in one of these transactions, the indenture provides that, if any Principal Property or Restricted Securities would thereupon become subject to any Lien securing Indebtedness, then the debt securities, other than debt securities not entitled to the benefits of specified covenants, must be secured, as to such Principal Property or Restricted Securities, equally and ratably with (or prior to or, in the case of debt securities that are subordinated in right of payment to the Indebtedness secured by such Lien or in the case of other Indebtedness of ours that is subordinated to the debt securities, on a subordinated basis to such Lien securing) the Indebtedness or obligations that upon the occurrence of such transaction would become secured by the Lien, unless the Lien could be created under the indenture without equally and ratably securing the debt securities (or, in the case of debt securities that are subordinated in right of payment to the Indebtedness secured by such Lien, on a subordinated basis to such Lien).

Modification or Waiver

There are two types of changes that we can make to the indenture and the debt securities.

Changes Requiring Approval. With the consent of the holders of at least a majority in principal amount of all outstanding debt securities of each series affected (including any such approvals obtained in connection with a tender or exchange offer for outstanding debt securities), we may make any changes, additions or deletions to any provisions of the indenture applicable to the affected series, or modify the rights of the holders of the debt securities of the affected series. However, without the consent of each holder affected, we cannot:

•	change the stated maturity of the principal of, any premium on, or any installment of interest on any debt security;

•	reduce the principal amount of, any premium on, or the rate of interest on any debt security;

•	change any of our obligations to pay Additional Amounts;

•

reduce the amount of the principal that would be due and payable upon a declaration of acceleration of maturity following the default of a debt security whose principal amount payable at stated maturity may be more or less than its principal face amount at original issuance or an original issue discount security;

•	adversely affect any right of repayment at the holder’s option;

•	change the place of payment of a debt security;

•	impair the holder’s right to sue for payment;

•	adversely affect any right to convert or exchange a debt security;

•	reduce the percentage in principal amount of the outstanding debt securities of a series, the consent of whose holders is required to modify or amend the indenture; or

•

modify certain provisions of the indenture dealing with suits for enforcement of payment by the trustee or modification and waiver, except to increase any percentage of consents required to amend the indenture or for any waiver, or to modify the provisions of the indenture dealing with the unconditional right of the holders of the debt securities to receive principal, premium, if any, and interest.

Changes Not Requiring Approval. The second type of change does not require the consent of any holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Additionally, we do not need any approval to make any change that affects only debt securities to be issued under the indenture after the changes take effect.

Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•

for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default; and

•

for debt securities whose principal amount is not known (for example, because it is based on an index) we will use a special rule for that debt security described in the applicable prospectus supplement.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance and Covenant Defeasance.”

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Events of Default

Holders of debt securities will have special rights if an Event of Default occurs as to the debt securities of their series that is not cured, as described later in this subsection. Please refer to the applicable prospectus supplement for information about any changes to the Events of Default, including any addition of a provision providing event risk or similar protection.

What is an Event of Default? The term “Event of Default” as to the debt securities of a series means any of the following:

•	we do not pay interest on a debt security of the series within 30 days of its due date;

•	we do not pay the principal of or any premium, if any, on a debt security of the series at its maturity;

•	we do not deposit any sinking fund payment when and as due by the terms of any debt securities requiring such payment;

•

we remain in breach of a covenant or agreement in the indenture, other than a covenant or agreement not for the benefit of the series, for 60 days after we receive written notice stating that we are in breach from the trustee or the holders of at least 25 percent of the principal amount of the debt securities of the series;

•

we or a Restricted Subsidiary is in default under any matured or accelerated agreement or instrument under which we have outstanding Indebtedness for borrowed money or guarantees, which individually is in excess of $25,000,000, and we have not cured any acceleration within 30 days after we receive notice of this default from the trustee or the holders of at least 25 percent of the principal amount of the debt securities of the series, unless prior to the entry of judgment for the trustee, we or the Restricted Subsidiary remedy the default or the default is waived by the holders of the indebtedness;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur; or

•	any other Event of Default provided for the benefit of debt securities of the series.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

The trustee may withhold notice to the holders of debt securities of a particular series of any default if it considers its withholding of notice to be in the interest of the holders of that series, except that the trustee may not withhold notice of a default in the payment of the principal of, any premium on, or the interest on the debt securities or in the payment of any sinking fund installment with respect to the debt securities.

Remedies if an Event of Default Occurs. If an event of default has occurred and is continuing, the trustee or the holders of at least 25 percent in principal amount of the debt securities of the affected series may declare the entire principal amount and all accrued interest of all the debt securities of that series to be due and immediately payable by notifying us, and the trustee, if the holders give notice, in writing. This is called a declaration of acceleration of maturity.

If the maturity of any series of debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration if all events of default other than the non-payment of principal or interest on the debt securities of that series that have become due solely by a declaration of acceleration are cured or waived, and we deposit with the trustee a sufficient sum of money to pay:

•	all overdue interest on outstanding debt securities of that series;

•

all unpaid principal and any premium, if any, of any outstanding debt securities of that series that has become due otherwise than by a declaration of acceleration, and interest on the unpaid principal and any premium, if any;

•	all interest on such overdue interest; and

•	all amounts paid or advanced by the trustee for that series and reasonable compensation of the trustee.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions if the directions conflict with any law or the indenture or expose the trustee to personal liability. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before a holder is allowed to bypass the trustee and bring his or her own lawsuit or other formal legal action or take other steps to enforce his or her rights or protect his or her interest relating to the debt securities, the following must occur:

•	the holder must give the trustee written notice that an Event of Default has occurred and remains uncured;

•

the holders of at least 25 percent in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have instituted a proceeding for 60 days after receipt of the above notice and offer of indemnity; and

•	the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during the 60-day period.

However, a holder is entitled at any time to bring a lawsuit for the payment of money due on his or her debt securities on or after the due date without complying with the foregoing.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than the following:

•	the payment of principal, any premium, or interest on any debt security; or

•	in respect of a covenant that under the indenture cannot be modified or amended without the consent of each holder affected.

Each year, we will furnish the trustee with a written statement of two of our officers certifying that, to their knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration.

Defeasance and Covenant Defeasance

Unless we provide otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each series of debt securities. In general, we expect these provisions to apply to each debt security that is not a floating rate or indexed debt security.

Full Defeasance. If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities, called “full defeasance,” if we put in place the following arrangements for you to be repaid:

•

we must deposit in trust for the benefit of all holders of the debt securities a combination of money and obligations issued or guaranteed by the U.S. government that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•

we must deliver to the trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

If we ever did accomplish defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. If we accomplish a defeasance, we would retain only the obligations to register the transfer or exchange of the debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust.

Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from any restrictive covenants in the indenture. This is called “covenant defeasance.” In that event, you would lose the protection of any such covenants but would gain the protection of having money and obligations issued or guaranteed by the U.S. government set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•

deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and obligations issued or guaranteed by the U.S. government that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•

deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the deposit described above without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Debt Securities Issued in Non-Global Form

If any debt securities cease to be issued in global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in the prospectus supplement, in denominations of $2,000 and amounts that are integral multiples of $1,000 in excess thereof.

Holders may exchange their debt securities that are not in global form for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their debt securities at the office of the trustee. We may appoint the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities, or we may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for a holder’s debt security, they will be named in the applicable prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any debt securities are redeemable and we redeem less than all those debt securities, we may stop the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a debt security is issued as a global security, only the depository will be entitled to transfer and exchange the debt security as described in this section, since it will be the sole holder of the debt security.

Payment Mechanics

Who Receives Payment? If interest is due on a debt security on an interest payment date, we will pay the interest to the person or entity in whose name the debt security is registered at the close of business on the regular record date, discussed below, relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment, or, in the case of a global security, in accordance with the applicable policies of the depository.

Payments on Global Securities. We will make payments on a global security in accordance with the applicable policies of the depository as in effect from time to time. Under those policies, we will pay directly to the depository, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depository and its participants, as described above under “What is a Global Security?”.

Payments on Non-Global Securities. For a debt security in non-global form, we will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check, at the paying agent described below, against surrender of the debt security. We will make all payments by check in next-day funds; for example, funds that become available on the day after the check is cashed.

Alternatively, if a non-global security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City on the due date. To request wire payment, the holder must give the paying agent appropriate transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. In the case of any other payment, we will make payment only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Regular Record Dates. We will pay interest to the holders listed in the trustee’s records as the owners of the debt securities at the close of business on a particular day in advance of each interest payment date. We will pay interest to these holders if they are listed as the owner even if they no longer own the debt security on the interest payment date. That particular day, usually about two weeks in advance of the interest payment date, is called the “regular record date” and will be identified in the prospectus supplement.

Payment When Offices Are Closed. If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or the indenture, and no interest will accrue on the postponed amount from the original due date to the next business day.

Paying Agents. We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify you of changes in the paying agents.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

The Trustee Under the Indenture

U.S. Bank National Association is the trustee under the indenture for our debt securities. We will identify any other entity acting as the trustee for a series of debt securities that we may offer in the prospectus supplement for the offering of such debt securities.

The trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to these series.

DESCRIPTION OF COMMON STOCK

The following summary of our common stock, no par value per share (the “common stock”), is based on and qualified by reference to, our Restated Articles of Incorporation filed in Texas and Virginia (the “Articles of Incorporation”) and Amended and Restated Bylaws (the “Bylaws”). For a complete description of the terms and provisions of our equity securities, including our common stock, refer to the Articles of Incorporation and Bylaws, each of which are filed as exhibits to our annual reports on Form 10-K filed with the SEC. See “Where You Can Find More Information.”

General

Our authorized capital stock consists of 200,000,000 shares of common stock, no par value, of which 144,484,650 shares were outstanding on March 30, 2023. Each of our shares of common stock is entitled to one vote on all matters voted upon by shareholders. Our shareholders do not have cumulative voting rights. With respect to any matter, other than a matter for which the affirmative vote of the holders of a specified portion of common stock may be required by law or our Articles of Incorporation, an act of the shareholders requires the affirmative vote of the holders of a majority of the shares entitled to vote on a matter and represented in person or by proxy at a meeting at which a quorum is present. The power to alter, amend or repeal the Bylaws, and to adopt new Bylaws, is vested in our Board of Directors, subject to repeal or change by the affirmative vote of the holders of 75 percent of the outstanding shares of common stock entitled to vote thereon.

Our issued and outstanding shares of common stock are fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the shares of our common stock, and such shares are not entitled to any preemptive rights. Since we are incorporated in both Texas and Virginia, we must comply with the laws of both states when issuing shares of our common stock.

Holders of our shares of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors from our assets legally available for the payment of dividends and, upon our liquidation, a pro rata share of all of our assets available for distribution to our shareholders.

Broadridge Corporate Issuer Solutions, Inc. is the registrar and transfer agent for our common stock. Our common stock is listed on the New York Stock Exchange under the trading symbol “ATO.”

Charter and Bylaws Provisions

Some provisions of our Articles of Incorporation and Bylaws may be deemed to have an “anti-takeover” effect. The following description of these provisions is only a summary, and we refer you to our Articles of Incorporation and Bylaws for more information.

Cumulative Voting. Our Articles of Incorporation prohibit cumulative voting. In general, in the absence of cumulative voting, one or more persons who hold a majority of our outstanding shares can elect all of the directors who are subject to election at any meeting of shareholders.

Removal of Directors. Our Articles of Incorporation and Bylaws also provide that our directors may be removed only for cause and upon the affirmative vote of the holders of at least 75 percent of the shares then entitled to vote at an election of directors.

Fair Price Provisions. Article VII of our Articles of Incorporation provides certain “Fair Price Provisions” for our shareholders. Under Article VII, a merger, consolidation, sale of assets, share exchange, recapitalization or other similar transaction, between us or a company controlled by or under common control with us and any individual, corporation or other entity which, alone or together with its affiliates or associates, owns or controls 10 percent or more of our voting capital stock, would be required to satisfy the condition that the aggregate consideration per share to be received in the transaction for each class of our voting capital stock be at least equal to the highest per share price, or equivalent price for any different classes or series of stock, paid by the 10 percent shareholder in acquiring any of its holdings of our stock. If a proposed transaction with a 10 percent shareholder does not meet this condition, then the transaction must be approved by the holders of at least 75 percent of the outstanding shares of voting capital stock held by our shareholders other than the 10 percent shareholder, unless a majority of the directors who were members of our board immediately prior to the time the 10 percent shareholder involved in the proposed transaction became a 10 percent shareholder have either:

•	expressly approved in advance the acquisition of the outstanding shares of our voting capital stock that caused the 10 percent shareholder to become a 10 percent shareholder; or

•	approved the transaction either in advance of or subsequent to the 10 percent shareholder becoming a 10 percent shareholder.

The provisions of Article VII may not be amended, altered, changed, or repealed except by the affirmative vote of at least 75 percent of the votes entitled to be cast thereon at a meeting of our shareholders duly called for consideration of such amendment, alteration, change, or repeal. In addition, if there is a 10 percent shareholder, such action must also be approved by the affirmative vote of at least 75 percent of the outstanding shares of our voting capital stock held by the shareholders other than the 10 percent shareholder.

Shareholder Proposals and Director Nominations. Our shareholders can submit shareholder proposals and nominate candidates for the board of directors if the shareholders follow the advance notice procedures described in our Bylaws.

Shareholder proposals (other than those sought to be included in our proxy statement) must be submitted to our corporate secretary at least 60 days, but not more than 85 days, before the annual meeting; provided, however, that if less than 75 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received by our corporate secretary no later than the close of business on the 25th day following the day on which such notice of the date of the annual meeting was provided or such public disclosure was made. The notice must include a description of the proposal, the shareholder’s name and address and the number of shares held, and all other information which would be required to be included in a proxy statement filed with the SEC if the shareholder were a participant in a solicitation subject to the SEC’s proxy rules. To be included in our proxy statement for an annual meeting, our corporate secretary must receive the proposal at least 120 days prior to the anniversary of the date we mailed the proxy statement for the prior year’s annual meeting.

To nominate directors, shareholders must submit a written notice to our corporate secretary at least 60 days, but not more than 85 days, before a scheduled meeting; provided, however, that if less than 75 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, such nomination shall have been received by our corporate secretary no later than the close of business on the 25th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the name and address of the shareholder and of the shareholder’s nominee, the number of shares held by the shareholder, a representation that the shareholder is a holder of record of common stock entitled to vote at the meeting, and that the shareholder intends to appear in person or by proxy to nominate the persons specified in the notice, a description of any arrangements between the shareholder and the shareholder’s nominee, information about the shareholder’s nominee required by the SEC and the written consent of the shareholder’s nominee to serve as a director.

Shareholder proposals and director nominations that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting or making nominations for directors.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and a prospectus supplement as follows:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to purchasers;

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act; or

•	through a combination of any such methods of sale.

We, directly or through agents or dealers, may sell, and the underwriters may resell, the securities in one or more transactions, including:

•	transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through a combination of any such methods of sale.

The securities may be sold at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We may designate underwriters or agents to solicit purchases of shares of our common stock for the period of their appointment and to sell securities on a continuing basis, including pursuant to “at-the-market offerings.” We will do so pursuant to the terms of a distribution agreement between us and the underwriters or agents. If we engage in at-the-market sales pursuant to a distribution agreement, we will issue and sell the shares to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such distribution agreement, we may sell shares on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement may provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our securities. Therefore, exact figures regarding net proceeds to us or commissions to be paid are impossible to determine and will be described in a prospectus supplement. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. To the extent that any named underwriter or agent acts as principal pursuant to the terms of a distribution agreement, or if we offer to sell shares of our common stock through another broker dealer acting as underwriter, then such named underwriter may engage in certain transactions that stabilize, maintain or otherwise affect the price of our shares. We will describe any such activities in the prospectus supplement relating to the transaction. To the extent that any named broker dealer or agent acts as agent on a best efforts basis pursuant to the terms of a distribution agreement, such broker dealer or agent will not engage in any such stabilization transactions.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any commissions payable by us to such agent in a prospectus supplement relating to any such offer and sale of securities. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter of the securities, as that term is defined in the Securities Act.

If underwriters are used in the sale of securities, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. We will describe any such activities in the prospectus supplement.

We may elect to list any class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities we may offer.

If a dealer is used in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction or other process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may engage in transactions with or perform services for us and our subsidiaries in the ordinary course of their business.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP and Hunton Andrews Kurth LLP, Richmond, Virginia, have each rendered an opinion with respect to the validity of the securities that may be offered under this prospectus. We filed these opinions as exhibits to the registration statement of which this prospectus is a part. If counsel for any underwriters passes on legal matters in connection with an offering made under this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of Atmos Energy Corporation appearing in Atmos Energy Corporation’s Annual Report (Form 10-K) for the year ended September 30, 2022, and the effectiveness of Atmos Energy Corporation’s internal control over financial reporting as of September 30, 2022 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited condensed consolidated interim financial information of Atmos Energy Corporation for the three-month periods ended December 31, 2022 and 2021, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated February 7, 2023, included in Atmos Energy Corporation’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2022, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the Registration Statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Act.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act.

The SEC maintains a website that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov. Unless specifically listed below under “Incorporation of Certain Documents by Reference” the information contained on the SEC website is not incorporated by reference into this prospectus.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, which registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or the applicable prospectus supplement relating to an offering of our securities.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of our offering of securities. These additional documents include periodic reports, such as annual reports on Form 10-K and quarterly reports on Form 10-Q, and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01 or corresponding information furnished under Item 9.01 as an exhibit, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements (other than information identified in them as not incorporated by reference). You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	Our annual report on Form 10-K for the fiscal year ended September 30, 2022;

•

The following pages and captioned text contained in our definitive proxy statement for the annual meeting of shareholders on February  8, 2023 and incorporated by reference into our annual report on Form 10-K for the year ended September 30, 2022: page 7 under the caption “Corporate Governance and Other Board Matters—Independence of Directors”; page 10 under the caption “Corporate Governance and Other Board Matters—Committees of the Board of Directors”; pages 13-14 under the caption “Corporate Governance and Other Board Matters—Related Party Transactions Review and Approval Policy”; pages 17-22 under the caption “Proposal One—Election of Directors—Nominees for Director”; pages 23-26 under the caption “Director Compensation”; pages 27-28 under the captions “Proposal Two—Ratification of Appointment of Independent Registered Public Accounting Firm—Audit and Related Fees” and “ —Audit Committee Pre-Approval Policy”; pages 30-40 under the caption “Compensation Discussion and Analysis”; pages 41-54 under the caption “Named Executive Officer Compensation”; pages 55-56 under the caption “Other Executive Compensation Matters”; and pages 57-59 under the caption “Beneficial Ownership of Common Stock”;

•	Our quarterly report on Form 10-Q for the quarterly period ended December 31, 2022;

•	Our current reports on Form 8-K filed on October 3, 2022 (two filed on this date), February 13, 2023 and March 6, 2023; and

•	The description of our common stock contained in Exhibit 4.1(b) to our annual report on Form 10-K for the fiscal year ended September 30, 2021.

These documents contain important information about us and our financial condition.

You may obtain a copy of any of these filings, or any of our future filings, from us without charge by requesting it in writing or by telephone at the following address or telephone number:

Atmos Energy Corporation

1800 Three Lincoln Centre

5430 LBJ Freeway

Dallas, Texas 75240

Attention: Daniel M. Meziere

(972) 934-9227

Our website is www.atmosenergy.com; any information on or connected to our website is not part of this prospectus.

$325,000,000

Atmos Energy Corporation

5.900% Senior Notes due 2033

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BNP PARIBAS

J.P. Morgan

Wells Fargo Securities

MUFG

Co-Managers

BOK Financial Securities, Inc.

Comerica Securities

Huntington Capital Markets

June 18, 2024